Exhibit 99.1

Westlake Corporation Appoints Jonathan H. Baksht as Senior Vice President and Chief Financial Officer

HOUSTON, April 20, 2026- Westlake Corporation (NYSE:WLK)(the “Company” or “Westlake”) announced today that Mr. Jonathan H. Baksht will be joining the Company as Senior Vice President and Chief Financial Officer, reporting to Mr. Jean-Marc Gilson, Westlake’s President and Chief Executive Officer. Mr. Baksht succeeds Mr. M. Steven Bender, who, as previously disclosed, will retire by the end of the year and, effective June 15, 2026, will transition from his position as Executive Vice President and Chief Financial Officer of the Company to the position of Special Advisor to the President of the Company.

Mr. Baksht most recently served as Executive Vice President and Chief Financial Officer of Fortune Brands Innovations, Inc. from May 2025 to March 2026. From May 2022 to May 2025, Mr. Baksht served as Chief Financial Officer of Pactiv Evergreen Inc. (now Novolex) and from August 2013 to September 2021, Mr. Baksht held various positions at Valaris Limited, including most recently as Chief Financial Officer from November 2015 until September 2021. Earlier in his career, he worked in investment banking at Goldman, Sachs & Co., and in management consulting at Andersen Consulting. He has served on the Board of Directors of Duxion Motors Inc. since January 2022 and previously served on the Board of Directors of ARO Drilling, a joint venture between Valaris and Saudi Aramco, from April 2019 to September 2021.

Mr. Baksht received a Bachelor of Science degree in electrical engineering from the University of Texas at Austin and a Master of Business Administration degree from the Kellogg Graduate School of Management at Northwestern University.

“We are pleased to have an executive with Jon’s depth of experience from the oil and gas, packaging and building products industries join our management team,” said Mr. Gilson. “We are confident he will make an important contribution to the ongoing growth and development of Westlake. Although he will still be with us for several more months, we thank Steve for all his contributions to the success of the Company over the past 21 years.”

About Westlake

Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, with operations in Asia, Europe and North America, we provide the building blocks for vital solutions — from housing and construction, to packaging and healthcare, to automotive and consumer. For more information, visit the Company’s web site at www.westlake.com.

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Contacts

Media Inquiries:

Ben Ederington, 713-960-9111

or

Investor Inquiries:

Steve Bender, 713-960-9111